Exhibit F

                              Troutman Sanders LLP
                        600 Peachtree Street, Suite 5200
                                Atlanta, GA 30308
                                  404-885-3000


                                January 30, 2004


Securities and Exchange Commission
Washington, DC 20549

RE:      Statement on Form U-1
         of Georgia Power Company
         (herein called the "Company")
         File No. 70-10073

Ladies and Gentlemen:

We have read the statement on Form U-1, as amended, referred to above and are furnishing this opinion with respect to the issuance and sale by Georgia Power Capital Trust VII (the "Trust") of its Preferred Securities and the related issuance by the Company of its Guaranty and Notes (all as defined therein).

We are of the opinion that:

(a) the Company is validly incorporated and duly existing as a corporation under the laws of the State of Georgia;

(b) the subject transactions have been consummated in accordance with such statement on Form U-1, as amended;

(c)      all state laws applicable to such transactions have been complied with;

(d) the Company's obligations with respect to the Guaranty and the Notes are valid and binding obligations of the Company in accordance with their terms; and

(e) the consummation of the transactions did not violate the legal rights of the holders of any securities issued by the Company or any associate company thereof.

We hereby give our written consent to the use of this opinion in connection with the above-mentioned statement on Form U-1, as amended, and to the filing thereof with the Commission at the time of the filing by the Company of its certificate pursuant to Rule 24.

                                             Very truly yours,

                                             /s/Troutman Sanders LLP

                                             Troutman Sanders LLP